2900 Independence Court, Elkhart, Indiana 46514
THOR INDUSTRIES ANNOUNCES FISCAL 2026 FOURTH QUARTER AND FULL YEAR RESULTS

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2026	2025		2026	2025
Net Sales	$2,311,628	$2,523,783	(8.4)%	$9,608,145	$9,579,490	0.3%
Gross Profit	$285,632	$370,883	(23.0)%	$1,212,630	$1,340,641	(9.5)%
Gross Profit Margin %	12.4%	14.7%	(230) bps	12.6%	14.0%	(140) bps
Net Income Attributable to THOR	$40,838	$125,757	(67.5)%	$177,539	$258,559	(31.3)%
Diluted Earnings Per Share	$0.78	$2.36	(66.9)%	$3.38	$4.84	(30.2)%

EBITDA (1)	$130,004	$224,804	(42.2)%	$541,912	$615,839	(12.0)%
Adjusted EBITDA (1)	$131,737	$209,506	(37.1)%	$544,357	$659,126	(17.4)%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release
Fiscal 2026 Fourth Quarter
•Net sales of $2.31 billion, Net income attributable to THOR of $40.8 million and EBITDA of $130.0 million in the quarter
•European segment continues to provide valuable geographic diversification with resilient results relative to a pressured North American market
•Used our strong liquidity position advantageously, repurchasing an additional $34.3 million of shares during the quarter
•Independent dealer inventory turns improved compared to the prior quarter, with dealer inventory at healthy levels entering our fiscal 2027
•Adjusted EBITDA of $131.7 million in the quarter excludes, among other items, nonrecurring costs associated with strategic reorganization initiatives and the impact of gains on investments
Fiscal Year 2026
•Net sales of $9.61 billion, Net income attributable to THOR of $177.5 million and EBITDA of $541.9 million for the fiscal year
•Net sales for the European segment increased 3.1% on a constant currency basis compared to the prior year, and the segment is well positioned for the coming fiscal year following restructuring initiatives to optimize its production capacities and further improve its gross margin profile
•Prudently deployed capital during a muted retail market, reducing debt by $59.7 million and repurchasing shares of $115.1 million during the fiscal year
•Further year-over-year content-per-unit (“CPU”) growth within our owned supplier group as our strategic growth strategy for these businesses advances

Elkhart, Indiana, September 22, 2026 – THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2026 fourth quarter and full year ended July 31, 2026.

“Our fiscal 2026 proved to be more challenging than we anticipated at the outset of the year due to the headwinds impacting the RV industry. The retail market never reached the inflection point many in the industry expected, as stubborn interest rates, elevated fuel costs and ever-present inflationary pressures have strained household budgets and kept retail soft throughout the critical selling season,” stated Bob Martin, President and Chief Executive Officer. “Against this backdrop, our teams executed by delivering net sales of $9.61 billion for fiscal 2026, exceeding the high end of our guidance — evidence of both our geographic diversity and the sustained appeal of the RV lifestyle. Our European segment was a key contributor with net sales for fiscal 2026 up 3.1% compared to the prior-year period on a constant currency basis.

“Our earnings performance did not keep pace with our top-line performance. As the fiscal year progressed, heightened affordability concerns and increasing material costs resulted in significant pressure on our gross margins. We responded with restructuring actions and began evolving our North American RV operating model. We directed those initiatives towards protecting attainable price points for consumers, accepting near-term margin pressure in exchange for long-term health of the business. The strength of our brands, the health of our balance sheet and our leadership across the RV market remain firmly intact and we are using this cycle to build a permanently stronger THOR,” stated Martin.

“Our fiscal fourth quarter results reflected the macroeconomic pressures of our fiscal 2026 while also demonstrating the disciplined approach we have brought to our operations,” added Todd Woelfer, Senior Vice President and Chief Operating Officer. “We managed production closely against global independent dealer inventory levels, which have declined 11.5% as of July 31, 2026 compared to July 31, 2025. This leaves the product channel well positioned even under a conservative outlook and positions THOR to achieve meaningful results once the market simply stabilizes, even if it stabilizes at a depressed level. Despite the difficult market conditions, both the North American Motorized and European segments gained market share for the six months ended June 30, 2026, with the North American Motorized segment up 130 basis points compared to the prior-year period. Additionally, our owned supply companies continued to grow despite the challenged North American RV market, posting strong year-over-year CPU gains.

“Regardless of where projected industry levels settle, we are not easing off the initiatives that improve our earnings power: expanding our enterprise purchasing programs, growing our owned-supplier business and optimizing our organizational structure. These are the levers that will make THOR structurally stronger through and beyond this downturn. Our initiatives are being executed now with strong momentum and, even assuming a flat retail market against fiscal 2026 volumes, THOR can materially improve its earnings profile,” concluded Woelfer.

“The near-term industry backdrop has been difficult, but our capital deployment reflects continued confidence in our financial position,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer. “With much of our business impacted by macroeconomic headwinds, we remain focused on what we can control. During fiscal 2026, we reduced debt by $59.7 million and repurchased shares of $115.1 million, of which $34.3 million was repurchased during the fiscal 2026 fourth quarter.

“This year’s pressure has been concentrated in gross margin, and the structural actions now underway are designed to lower our cost base durably — not temporarily — and to expand margins as volumes and mix recover. The restructuring costs we have incurred in fiscal 2025 and fiscal 2026 have put us on an advantageous path going forward. We have made difficult decisions in a down market, and will continue to do so as we assess additional opportunities to strengthen our earnings profile and streamline our business in fiscal 2027. Our balance sheet strength enabled us to execute these actions without compromising financial stability. That strength and our healthy leverage ratio leave us well positioned to operate in any environment and to act on opportunities as they arise, generating value for our independent dealers, RV customers and shareholders,” concluded Zuhl.

Fourth Quarter Financial Results

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2026	2025		2026	2025
Net Sales	$687,334	$888,744	(22.7)%	$3,176,687	$3,784,666	(16.1)%
Unit Shipments	20,616	25,682	(19.7)%	95,045	119,790	(20.7)%
Gross Profit	$72,391	$118,576	(38.9)%	$356,577	$496,976	(28.3)%
Gross Profit Margin %	10.5%	13.3%	(280) bps	11.2%	13.1%	(190) bps
Income Before Income Taxes	$16,980	$74,452	(77.2)%	$147,329	$247,012	(40.4)%

	As of July 31,		Change
($ in thousands)	2026	2025
Order Backlog	$916,584	$525,014	74.6%

•North American Towable net sales declined in our fiscal 2026 fourth quarter compared to the prior-year period due to a 19.7% decrease in unit shipments, with fifth wheel unit shipments down 34.7%. Sales volumes remain challenged by the retail environment and cautious independent dealer ordering patterns that have led to a 16.0% decline in independent dealer inventory levels of towable product as of July 31, 2026 compared to July 31, 2025. The gross profit margin percentage in the fourth quarter of fiscal 2026 declined by 280 basis points compared to the prior-year period, primarily due to lower sales volumes, an unfavorable product mix, increased promotional activity and an increased material cost percentage. Income before income taxes included gains on sales of fixed assets for the three months ended July 31, 2026 and July 31, 2025 of $0.1 million and $21.4 million, respectively, and for the twelve months ended July 31, 2026 and July 31, 2025 of $36.9 million and $24.1 million, respectively.

North American Motorized RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2026	2025		2026	2025
Net Sales	$499,257	$557,412	(10.4)%	$2,455,160	$2,175,604	12.8%
Unit Shipments	3,806	4,379	(13.1)%	19,288	17,153	12.4%
Gross Profit	$26,641	$62,869	(57.6)%	$215,850	$210,634	2.5%
Gross Profit Margin %	5.3%	11.3%	(600) bps	8.8%	9.7%	(90) bps
Income Before Income Taxes	$(5,239)	$39,081	(113.4)%	$74,163	$85,343	(13.1)%

	As of July 31,		Change
($ in thousands)	2026	2025
Order Backlog	$728,206	$1,004,620	(27.5)%

•Net sales for the North American Motorized segment decreased 10.4% in the fourth quarter of fiscal 2026 compared to the prior-year period, influenced by higher promotional activity and a 13.1% decrease in unit shipments that was partially offset by a 2.7% increase in the overall net price per unit as mix within our Class C and Class B products improved. The gross profit margin percentage declined 600 basis points compared to the prior-year period due to the decline in net sales and the combined increases in the material, overhead and warranty cost percentages. Income before income taxes in the prior-year period included an $11.2 million insurance settlement benefit.

European RVs

($ in thousands)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2026	2025		2026	2025
Net Sales	$969,193	$923,051	5.0%	$3,296,729	$3,023,961	9.0%
Unit Shipments	13,370	12,873	3.9%	45,623	44,445	2.7%
Gross Profit	$148,711	$143,912	3.3%	$443,683	$460,319	(3.6)%
Gross Profit Margin %	15.3%	15.6%	(30) bps	13.5%	15.2%	(170) bps
Income Before Income Taxes	$55,020	$51,948	5.9%	$72,241	$101,634	(28.9)%

	As of July 31,		Change
($ in thousands)	2026	2025
Order Backlog	$1,653,970	$1,525,592	8.4%

•European RV net sales for the fourth quarter of fiscal 2026 increased 5.0% compared to the prior-year period, driven by the combined impact of a 3.9% increase in unit shipments and a 1.1% increase in the overall net price per unit, of which 0.1% was due to favorable changes in foreign currency exchange rates. Net sales benefited from a lower promotional environment compared to the prior-year period along with product mix continuing to shift towards higher-priced motorized products from lower-priced caravans. The gross profit margin percentage declined just 30 basis points compared to the prior-year period, reflecting the more favorable supplier dynamics in our European operations compared to North America. The slight margin decline was primarily due to a higher warranty cost percentage, partially offset by a lower overhead cost percentage. Income before income taxes included restructuring costs of $11.1 million and $25.2 million for the three and twelve months ended July 31, 2026, respectively.

Fiscal 2027 Guidance

“We are confident in our ability to operate successfully in the current market and expect a relatively flat retail environment in fiscal 2027 compared to fiscal 2026, with many of the same headwinds we experienced in fiscal 2026 facing us in the near term. We have two early and critical North American industry events during the second half of September: the Hershey, PA show and the Elkhart, IN Open House. These events will provide us with additional insight regarding our fiscal year expectations as we connect with our independent dealer partners and other industry leaders. Due to the key insights these events provide, we have determined that it is prudent to allow time to gather this input prior to providing fiscal 2027 guidance. Also impacting both the near-term and long-term profile of THOR is the strategic evolution of our North American RV operating model, including the recently announced leadership changes, which will position us to amplify and accelerate the benefits our management teams have already identified,” commented Woelfer. “We are committed to providing investors with complete and reliable guidance, both for fiscal 2027 and our longer-term earnings profile, and we will provide details regarding our cost savings expectations alongside our annual guidance later this fall. In the meantime, we can share that we expect the cumulative impact of our key strategic initiatives and restructuring activities to drive costs out of our business and improve our earnings profile in excess of $100 million annually once the initiatives are fully implemented.

“The RV industry remains in an extended down cycle and we are not going to characterize it as anything other than what it is. Certainly, our earnings are currently below where we want them to be. The measure of the Company is not its earnings at a cyclical low, but how it responds during the cycle. We remain fully committed to both our independent dealer partners and retail customers. Their success and ours are inseparable and we are continuing to invest in those relationships rather than pulling back from them,” added Woelfer.

Mr. Martin concluded, “Fiscal 2026 was a structurally important year for THOR. With numerous macro elements working against our industry, we took action to address our margin profile, our production footprint and the supply chain pressures weighing on the business. That work gives THOR a strong foundation to operate successfully in any industry backdrop. With this strong foundation, we can better address the affordability challenges that retail customers are facing and be the leader that our industry needs. The RV lifestyle provides the freedom and connection to nature that consumers desire; that demand has not gone away. Our responsibility is to deliver the value proposition that grows market share for our brands while reestablishing our earnings power. We believe in the initiatives we are executing and are confident in the upside to our financial performance when the RV market inevitably inflects.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance and actual results may differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the level of consumer confidence and the level of discretionary consumer spending; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic initiatives including realignments or other reorganizational actions; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits costs to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2026.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2026 AND 2025
($000’s except share and per share data)

	Three Months Ended July 31, (Unaudited)				Fiscal Years Ended July 31,
	2026	% Net Sales (1)	2025	% Net Sales (1)	2026	% Net Sales (1)	2025	% Net Sales (1)
Net sales	$2,311,628		$2,523,783		$9,608,145		$9,579,490
Gross profit	$285,632	12.4%	$370,883	14.7%	$1,212,630	12.6%	$1,340,641	14.0%
Selling, general and administrative expenses	206,416	8.9%	237,862	9.4%	903,396	9.4%	922,554	9.6%
Amortization of intangible assets	28,616	1.2%	30,357	1.2%	112,159	1.2%	119,027	1.2%
Interest expense, net	8,744	0.4%	10,058	0.4%	36,836	0.4%	48,441	0.5%
Other income, net	9,912	0.4%	50,761	2.0%	78,482	0.8%	45,572	0.5%
Income before income taxes	51,768	2.2%	143,367	5.7%	238,721	2.5%	296,191	3.1%
Income tax provision	10,462	0.5%	16,742	0.7%	64,067	0.7%	39,600	0.4%
Net income	41,306	1.8%	126,625	5.0%	174,654	1.8%	256,591	2.7%
Less: Net income (loss) attributable to non-controlling interests	468	—%	868	—%	(2,885)	—%	(1,968)	—%
Net income attributable to THOR Industries, Inc.	$40,838	1.8%	$125,757	5.0%	$177,539	1.8%	$258,559	2.7%

Earnings per common share:
Basic	$0.79		$2.37		$3.39		$4.87
Diluted	$0.78		$2.36		$3.38		$4.84

Weighted-average common shares outstanding:
Basic	51,820,661		52,959,358		52,365,109		53,085,577
Diluted	52,027,149		53,285,322		52,562,672		53,400,306

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s)

	July 31, 2026	July 31, 2025		July 31, 2026	July 31, 2025
Cash and cash equivalents	$481,988	$586,596	Current liabilities	$1,550,104	$1,584,696
Accounts receivable, net	700,896	707,363	Long-term debt, net	865,145	919,612
Inventories, net	1,423,117	1,351,796	Other long-term liabilities	280,925	271,424
Prepaid income taxes, expenses and other	133,934	132,220	Stockholders’ equity	4,259,981	4,289,552
Total current assets	2,739,935	2,777,975
Property, plant & equipment, net	1,309,504	1,315,728
Goodwill	1,916,330	1,841,118
Amortizable intangible assets, net	684,494	758,758
Equity investments and other, net	305,892	371,705
Total	$6,956,155	$7,065,284		$6,956,155	$7,065,284

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended July 31,		Fiscal Years Ended July 31,
	2026	2025	2026	2025
Net income (GAAP)	$41,306	$126,625	$174,654	$256,591
Add back:
Interest expense, net	8,744	10,058	36,836	48,441
Income tax provision	10,462	16,742	64,067	39,600
Depreciation and amortization of intangible assets	69,492	71,379	266,355	271,207
EBITDA (Non-GAAP)	$130,004	$224,804	$541,912	$615,839
Add back:
Stock-based compensation expense	979	4,074	26,578	30,872
Change in LIFO reserve, net	(3,663)	3,602	2,278	702
Non-cash foreign currency loss (gain)	(1,128)	1,944	(3,741)	9,255
Investment-related gain (1)	(10,147)	(5,563)	(23,309)	(149)
Weather-related gain	—	(12,153)	—	(13,653)
Strategic initiatives	16,901	15,020	45,924	43,201
Other gains, including on sales of PP&E	(1,209)	(22,222)	(45,285)	(26,941)
Adjusted EBITDA (Non-GAAP)	$131,737	$209,506	$544,357	$659,126

(1) Includes the fair value adjustments of certain warrants and stock investments along with equity method investment income and losses

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:
Daniel Martin
Director of Investor Relations & International Finance
investors@thorindustries.com
(574) 970-7460